Exhibit 4.1

AMENDMENT NO. 2 TO

RIGHTS AGREEMENT

This AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this “Amendment”) is entered into as of September 28, 2018 (the “Effective Date”), and amends that certain Rights Agreement, dated as of August 20, 2009, by and between ITERIS, INC., a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”), as amended by that certain Amendment No. 1 to Rights Agreement, dated as of August 8, 2012 (as so amended, the “Rights Agreement”).  Capitalized terms used in this Amendment and not otherwise defined herein have the meaning(s) given to them in the Rights Agreement.

WITNESSETH:

WHEREAS, in accordance with Section 27 of the Rights Agreement, at any time prior to the Distribution Date, the Company may amend the Rights Agreement in any respect without the approval of any holders of certificates representing shares of Common Stock.

WHEREAS, the Rights Agent is hereby directed by the Company to join in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

1.                                      Amendment of the Rights Agreement.  Section 7(a) of the Rights Agreement shall be amended by replacing clause (i) to read in its entirety as follows, effective as of the Effective Date:

“(i) the Close of Business on September 28, 2018 (the “Expiration Date”),”

2.                                      Amendments of Exhibits.  All exhibits to the Rights Agreement shall be amended to reflect the change in the Expiration Date as set forth above in Section 1 of this Amendment, including all conforming changes to the Expiration Date, effective as of the Effective Date.

3.                                      Other Amendment; Effect of Amendment.  Except as, and to the extent, expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification.  This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date.  In the event of conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

4.                                      Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute one and the same instrument, it being understood that all parties need not sign the same counterpart.  A signature to this Amendment executed and/or transmitted electronically (including by .pdf) will have the same authority, effect and enforceability as an original signature.

5.                                      Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated.

6.                                      Descriptive Headings.  The descriptive headings of the several Sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof.

7.                                      Further Assurances.  Each of the parties to this Amendment will reasonably cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

8.                                      Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

ITERIS, INC.

By:	/s/ JOE BERGERA

Name:	Joe Bergera

Title:	Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.:

By:	/s/ DENNIS V. MOCCIA

Name:	Dennis V. Moccia

Title:	Manager, Contract Administration